Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in SandRidge Energy, Inc.

Date: April 19, 2012

DYNAMIC OFFSHORE HOLDING, LP

By: Dynamic Offshore Holding GP, LLC, its general partner

/s/ Tom Walker

Name: Tom Walker

Title: Authorized Person

DYNAMIC OFFSHORE HOLDING GP, LLC

/s/ Tom Walker

Name: Tom Walker

Title: Authorized Person